EXHIBIT 99

[GRAPHIC OMITTED] [CAL-MAINE FOODS, INC. LOGO]

                                              Contact:     Fred Adams, Jr.
                                                           Chairman and CEO
                                                           (601) 948-6813



          CAL-MAINE FOODS, INC. FORMS SPECIAL COMMITTEE OF THE BOARD OF
              DIRECTORS TO EXPLORE THE POSSIBILITY OF GOING PRIVATE


JACKSON, MISS (July 14, 2003) -- Cal-Maine Foods, Inc. (Nasdaq/NM:CALM) announced that, at a special meeting of its Board of Directors held Friday, July 11, 2003, the Directors unanimously voted to explore the possibility of the Company becoming privately held. While no final decision has been made, a special committee of three independent directors has been appointed to investigate the feasibility of such action and to ensure that the best interests of the Company and its shareholders are served.

     An investment banking firm will be retained by the special committee of directors to assist it in evaluating the alternatives available to accomplish the transaction and to advise the committee as to the value of the Cal-Maine Common Stock. Should the special committee recommend the Company become privately held, such action would require the approval of the full Board of Directors and the shareholders, as well as the consent of certain of the Company's lenders.

     Cal-Maine is primarily engaged in the production, cleaning, grading, packing, and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 26 states across the southwestern, southeastern, mid-western, and mid-Atlantic regions of the United States.

     Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1955. Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.     POST OFFICE BOX 2960     JACKSON, MISSISSIPPI  39207
                          PHONE 601-948-6813       FAX 601-969-0905